SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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Vector Group Ltd.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INTRODUCTION
VOTING RIGHTS AND SOLICITATION OF PROXIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
NOMINATION AND ELECTION OF DIRECTORS
Performance Graph
APPROVAL OF VECTOR GROUP LTD. SENIOR EXECUTIVE ANNUAL BONUS PLAN
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
MISCELLANEOUS
Annex A

VECTOR GROUP LTD.
100 S.E. Second Street
Miami, Florida 33131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 22, 2006

To the Stockholders of Vector Group Ltd.:

The Annual Meeting of Stockholders of Vector Group Ltd., a Delaware corporation (the “Company”), will be held at the Bank of America Tower, 100 S.E. Second Street, 19th Floor Auditorium, Miami, Florida 33131 on Monday, May  22, 2006 at 11:00 a.m. local time, and at any postponement or adjournment thereof, for the following purposes:

1. To elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

2. To approve the Vector Group Ltd. Senior Executive Annual Bonus Plan.

3. To transact such other business as properly may come before the meeting or any adjournments or postponements of the meeting.

Every holder of record of Common Stock of the Company at the close of business on April 4, 2006 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from May 12, 2006 to May 22, 2006, at the headquarters of the Company located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. A proxy statement, form of proxy and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 are enclosed herewith.

By Order of the Board of Directors,

Howard M. Lorber
President and Chief Executive Officer

Miami, Florida
April 14, 2006

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

VECTOR GROUP LTD.
100 S.E. Second Street
Miami, Florida 33131

PROXY STATEMENT

INTRODUCTION

The enclosed proxy is solicited on behalf of the board of directors of Vector Group Ltd., a Delaware corporation (the “Company”). The proxy is solicited for use at the annual meeting of stockholders to be held at the Bank of America Tower, 100 S.E. Second Street, 19th Floor Auditorium, Miami, Florida 33131 on Monday, May 22, 2006, at 11:00 a.m. local time, and at any postponement or adjournment. The Company’s principal executive offices are located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, and its telephone number is (305) 579-8000.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Every holder of record of common stock of the Company at the close of business on April 4, 2006 is entitled to notice of the meeting and any adjournments or postponements and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. At the record date, the Company had outstanding 49,917,970 shares of Common Stock. This proxy statement, accompanying notice and proxy and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 are first being mailed to stockholders on or about April 17, 2006.

Any stockholder giving a proxy has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at or prior to the annual meeting to the secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the annual meeting if the stockholder is present and elects to vote in person. Mere attendance at the annual meeting will not serve to revoke a proxy. Abstentions and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present for quorum purposes. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted “FOR” the election of the board’s nominees and “FOR” approval of the Senior Executive Annual Bonus Plan. The nominees receiving a plurality of the votes cast will be elected as directors. With respect to the election of directors, shares as to which authority is withheld and broker shares that are not voted will not be included in determining the number of votes cast. The affirmative vote of the majority of votes present and entitled to vote with respect to the Senior Executive Annual Bonus Plan will be necessary for approval of this proposal. For this purpose and with respect to any other matter to come before the meeting, abstentions are treated as present and entitled to vote, while broker shares are not entitled to vote on such proposal and therefore will have no effect on such vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the record date, the beneficial ownership of the Company’s Common Stock, the only class of voting securities, by:

•	each person known to the Company to own beneficially more than five percent of the Common Stock;

•	each of the Company’s directors and nominees;

•	each of the Company’s named executive officers (as such term is defined in the Summary Compensation Table below); and

•	all directors and executive officers as a group.

Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned, and the business address of each person is 100 S.E. Second Street, Miami, Florida 33131.

Name and Address of	Number of	Percent of
Beneficial Owner	Shares	Class

High River Limited Partnership(1)	10,461,278	20.6%
Hopper Investments, LLC
Barberry Corp.
Dixon Guarantor LLC
Tortoise Corp.
Arnos Corp.
Unicorn Associates Corporation
ACF Industries Holding Corp.
Highcrest Investors Corp.
Buffalo Investors Corp.
Starfire Holding Corporation
Little Meadow Corp.
Carl C. Icahn
767 Fifth Avenue New York, NY 10153
Bennett S. LeBow(2)(5)(6)	10,376,379	18.5%
Howard M. Lorber(3)(5)(6)	3,996,058	7.8%
Jefferies Group, Inc.(4)	3,020,750	6.1%
520 Madison Avenue New York, NY 10022
Henry C. Beinstein(5)(7)	36,134	(*	)
Gagnon Securities LLC 1370 Avenue of the Americas New York, NY 10019
Robert J. Eide(5)	52,582	(*	)
Aegis Capital Corp. 810 Seventh Avenue New York, NY 10019
Jeffrey S. Podell(5)(7)	62,284	(*	)
173 Doral Court Roslyn, NY 11576
Jean E. Sharpe(5)(7)	48,215	(*	)
15 Silo Ridge Road North Salem, NY 10560
Richard J. Lampen(6)(7)	325,069	(*	)
Marc N. Bell(6)(7)	72,003	(*	)
Ronald J. Bernstein(5)(7)(8)	169,900	(*	)
Liggett Vector Brands Inc. One Park Drive Research Triangle Park, NC 27709
All directors and executive officers as a group (10 persons)	15,250,543	26.5%

(*)	The percentage of shares beneficially owned does not exceed 1% of the Common Stock.

(1)	Based upon an amendment to a Schedule 13D filed by the named entities on March 7, 2006. Barberry Corp. (“Barberry”) is the sole member of Hopper Investments LLC, which is the general partner of High River Limited Partnership, which is the sole member of Dixon Guarantor LLC. Starfire Holding Corporation (“Starfire”) owns 100% of Buffalo Investors Corp., which owns 99.34% of Highcrest Investors Corp., which owns 100% of ACF Industries Holding Corp., which owns 100% of Unicorn Associates Corporation, which owns 100% of Arnos Corp., which owns 100% of Tortoise Corp. Each of Barberry, Starfire and Little Meadow Corp. are 100% owned by Mr. Icahn. Includes 938,086 shares of Common Stock issuable upon conversion of the Company’s convertible notes.

(2)	Includes 3,725,557 shares of Common Stock held by LeBow Gamma Limited Partnership, a Nevada limited partnership, 385,384 shares held by LeBow Alpha LLLP, a Delaware limited liability limited partnership, 99,409 shares held by The Bennett and Geraldine LeBow Foundation, Inc., a Florida not-for-profit corporation, 2,638,312 shares acquirable by LeBow Gamma Limited Partnership, as assignee of Mr. LeBow, upon exercise of currently exercisable options to purchase Common Stock, and 3,527,717 shares acquirable by LeBow Epsilon Investments Trust, as assignee of Mr. LeBow, upon exercise of currently exercisable options. Mr. LeBow indirectly exercises sole voting power and sole dispositive power over the shares of Common Stock held or acquirable by the partnerships and trust. LeBow Holdings, Inc., a Nevada corporation, is the general partner of LeBow Alpha LLLP and is the sole stockholder of LeBow Gamma, Inc., a Nevada corporation, which is the general partner of LeBow Gamma Limited Partnership. Mr. LeBow is a director, officer and sole shareholder of LeBow Holdings, Inc., a director and officer of LeBow Gamma, Inc. and the sole trustee of LeBow Epsilon Investments Trust. Mr. LeBow and family members serve as directors and executive officers of the foundation, and Mr. LeBow possesses shared voting power and shared dispositive power with the other directors of the foundation with respect to the foundation’s shares of Common Stock.

(3)	Includes 1,124,273 shares held directly by Mr. Lorber, 1,817,871 shares of Common Stock held by Lorber Epsilon 1999 Limited Partnership, a Delaware limited partnership, 64,800 shares held by Lorber Alpha II Limited Partnership, a Nevada limited partnership, and 989,114 shares acquirable by Mr. Lorber upon exercise of currently exercisable options to purchase Common Stock. Mr. Lorber exercises sole voting power and sole dispositive power over the shares of Common Stock held by the partnership and by himself. Lorber Epsilon 1999 LLC, a Delaware limited liability company, is the general partner of Lorber Epsilon 1999 Limited Partnership. Lorber Alpha II Limited Partnership is the sole member of, and Mr. Lorber is the manager of, Lorber Epsilon 1999 LLC. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is a director, officer and controlling shareholder of Lorber Alpha II, Inc. Mr. Lorber disclaims beneficial ownership of 11,910 shares of Common Stock held by Lorber Charitable Fund. Lorber Charitable Fund is a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.

(4)	Based on Schedule 13G filed by the named entity on February 8, 2006. Jefferies Group, Inc. (“Jefferies”) is a publicly-traded Delaware corporation that is managed by its Board of Directors. Richard Handler is the Chairman and Chief Executive Officer of Jefferies. Jefferies disclaims beneficial ownership of 1,730,203 shares of Common Stock beneficially owned by Jefferies Paragon Master Fund, Ltd., for which Jefferies Asset Management, LLC, a Jefferies’ affiliate, serves as investment manager.

(5)	The named individual is a director of the Company.

(6)	The named individual is an executive officer of the Company.

(7)	Includes shares issuable upon exercise of currently exercisable options to purchase Common Stock as follows: Mr. Beinstein, 18,900; Mr. Podell, 13,399; Ms. Sharpe, 13,399; Mr. Lampen, 134,008; Mr. Bell, 67,003; and Mr. Bernstein, 119,900.

(8)	The named individual is an executive officer of the Company’s subsidiaries Liggett Vector Brands Inc. and Liggett Group LLC (“Liggett”).

NOMINATION AND ELECTION OF DIRECTORS

The by-laws of the Company provide, among other things, that the board, from time to time, shall determine the number of directors of the Company. The size of the board is presently set at seven. The present term of office of all directors will expire at the annual meeting. Seven directors are to be elected at the annual meeting to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

It is intended that proxies received will be voted “FOR” election of the nominees named below unless marked to the contrary. In the event any such person is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the present board. The board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

The board recommends that stockholders vote “FOR” election of the nominees named below.

Information with Respect to Nominees

The following table sets forth certain information, as of the record date, with respect to each of the nominees. Each nominee is a citizen of the United States.

Name and Address	Age	Principal Occupation

Bennett S. LeBow	68	Executive Chairman
Vector Group Ltd. 100 S.E. Second Street Miami, FL 33131
Howard M. Lorber	57	President and Chief Executive Officer
Vector Group Ltd. 100 S.E. Second Street Miami, FL 33131
Ronald J. Bernstein	52	President and Chief Executive Officer,
Liggett Vector Brands Inc. One Park Drive Research Triangle Park, NC 27709		Liggett and Liggett Vector Brands Inc.
Henry C. Beinstein	63	Partner, Gagnon Securities LLC
Gagnon Securities LLC 1370 Avenue of the Americas New York, NY 10022
Robert J. Eide	53	Chairman and Chief Executive Officer,
Aegis Capital Corp. 810 Seventh Avenue New York, NY 10019		Aegis Capital Corp.
Jeffrey S. Podell	65	Chairman of the Board and President,
173 Doral Court Roslyn, NY 11576		Newsote, Inc.
Jean E. Sharpe	59	Private Investor
15 Silo Ridge Road North Salem, NY 10560

Each director is elected annually and serves until the next annual meeting of stockholders and until his successor is duly elected and qualified.

Business Experience of Nominees

Bennett S. LeBow has been Executive Chairman since January 2006 and has been a director of the Company since October 1986. He served as the Chairman and Chief Executive Officer of the Company from June 1990 to December 2005. Mr. LeBow has served as President and Chief Executive Officer of Vector Tobacco Inc., a subsidiary of the Company engaged in the development and marketing of low nicotine and nicotine-free cigarette products and the development of reduced risk cigarette products, since January 2001 and as a director since October 1999. Mr. LeBow was Chairman of the Board of New Valley Corporation from January 1988 to December 2005 and served as its Chief Executive Officer from November 1994 to December 2005. New Valley Corporation was a majority-owned subsidiary of the Company until December 2005, when the Company acquired the remaining minority interest, engaged in the real estate business and seeking to acquire additional operating companies and real estate properties.

Howard M. Lorber has been President and Chief Executive Officer of the Company since January 2006 and has served as a director of the Company since January 2001. He served as President and Chief Operating Officer of the

Company from January 2001 to December 2005. From November 1994 to December 2005, Mr. Lorber served as President and Chief Operating Officer of New Valley Corporation, where he also served as a director. Mr. Lorber was Chairman of the Board of Directors of Hallman & Lorber Assoc. Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005; a stockholder and a registered representative of Aegis Capital Corp., a broker-dealer and a member firm of the National Association of Securities Dealers, since 1984; Chairman of the Board of Directors since 1987 and Chief Executive Officer since November 1993 of Nathan’s Famous, Inc., a chain of fast food restaurants; a consultant to the Company and its Liggett subsidiary from January 1994 to January 2001; a director of United Capital Corp., a real estate investment and diversified manufacturing company, since May 1991; and the Chairman of the Board of Ladenburg Thalmann Financial Services Inc. since May 2001. He is also a trustee of Long Island University.

Ronald J. Bernstein has served as President and Chief Executive Officer of Liggett since September 1, 2000 and of Liggett Vector Brands since March 2002 and has been a director of the Company since March 2004. From July 1996 to December 1999, Mr. Bernstein served as General Director and, from December 1999 to September 2000, as Chairman of Liggett-Ducat Ltd., the Company’s former Russian tobacco business sold in 2000. Prior to that time, Mr. Bernstein served in various positions with Liggett commencing in 1991, including Executive Vice President and Chief Financial Officer.

Henry C. Beinstein has been a director of the Company since March 2004. Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities LLC, a broker-dealer, and has been a money manager and registered representative at such firm since August 2002. He retired in August 2002 as the Executive Director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the Managing Director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing November 1995. Mr. Beinstein was the Executive Director of Proskauer Rose LLP, a New York-based law firm, from April 1985 through October 1995. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and National Director of Finance and Administration at Coopers & Lybrand. Mr. Beinstein has been a director of Ladenburg Thalmann Financial Services Inc. since May 2001 and was a director of New Valley Corporation from November 1994 to December 2005.

Robert J. Eide has been a director of the Company since November 1993. Mr. Eide has been the Chairman and Chief Executive Officer of Aegis Capital Corp., a registered broker-dealer, since 1984. Mr. Eide also serves as a director of Nathan’s Famous, Inc., a restaurant chain, and Ladenburg Thalmann Financial Services Inc.

Jeffrey S. Podell has been a director of the Company since November 1993. Mr. Podell has been the Chairman of the Board and President of Newsote, Inc., a privately-held holding company, since 1989. Mr. Podell also serves as a director of Ladenburg Thalmann Financial Services Inc.

Jean E. Sharpe has been a director of the Company since May 1998. Ms. Sharpe is a private investor and has engaged in various philanthropic activities since her retirement in September 1993 as Executive Vice President and Secretary of the Company and as an officer of various of its subsidiaries. Ms. Sharpe previously served as a director of the Company from July 1990 until September 1993.

Board of Directors and Committees

The board of directors, which held eight meetings in 2005, currently has seven members. The board has determined that all four of the Company’s non-employee directors have no material relationship with the Company and meet the New York Stock Exchange listing standards for independence. Mr. Eide is an officer and stockholder of Aegis Capital Corp. which performs brokerage services for New Valley Corporation. See “Compensation Committee Interlocks and Insider Participation”. In making the determination that this relationship is not material and does not prevent Mr. Eide from being an “independent” director, the board took into account that the fees paid to Aegis are comparable to those paid to other brokerage firms for similar services and the amounts involved (approximately $18,000 in 2005) are insignificant to both New Valley Corporation and Aegis. Each director attended at least 75% of the aggregate number of meetings of the board and of each committee of which the director was a member held during such period. To ensure free and open discussion and communication among the non-employee directors of the board, the non-employee directors meet in executive sessions periodically, with no members of management present. The chair of the corporate governance and nominating committee presides at the executive sessions.

The board of directors has four committees established in accordance with the Company’s bylaws: the executive committee, audit committee, compensation committee, and corporate governance and nominating committee. Each of the members of the audit committee, compensation committee, and corporate governance and nominating committee meets the New York Stock Exchange listing standards for independence.

The executive committee, whose members are Messrs. LeBow, chairman, Lorber and Eide, did not meet in 2005. The executive committee exercises, in the intervals between meetings of the board, all the powers of the board in the management and affairs of the Company, except for matters expressly reserved by law for board action.

The audit committee, whose members are currently Messrs. Beinstein, chairman, Eide and Podell and Ms. Sharpe, met five times in 2005. The committee is governed by a written charter. The audit committee oversees the Company’s financial statements, system of internal controls, and auditing, accounting and financial reporting processes; appoints, compensates, evaluates and, where appropriate, replaces the Company’s independent accountants; reviews annually the audit committee charter; and reviews and pre-approves audit and permissible non-audit services. See “Audit Committee Report”. Each of the members of the audit committee is financially literate as required of audit committee members by the New York Stock Exchange and independent as defined by the rules of the Securities and Exchange Commission. The board of directors has determined that Mr. Beinstein is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

The compensation committee, whose members are currently Messrs. Eide, chairman, Beinstein and Podell, met eight times in 2005. The committee is governed by a written charter. The compensation committee reviews, approves and administers management compensation and executive compensation plans. The compensation committee also administers the Company’s 1998 Long-Term Incentive Plans and the Amended and Restated 1999 Long-Term Incentive Plan. See “Compensation Committee Report on Executive Compensation”.

The corporate governance and nominating committee, whose members are Ms. Sharpe, chair, and Messrs. Eide and Beinstein, met twice in 2005. The committee is governed by a written charter. This committee assists the board of directors in identifying individuals qualified to become board members and recommends to the board the nominees for election as directors at the next annual meeting of shareholders, develops and recommends to the board the corporate governance guidelines applicable to the Company, and oversees the evaluation of the board and management. In recommending candidates for the board, the committee takes into consideration the following criteria established by the board in the Company’s corporate governance guidelines:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to commit adequate time to board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company; and

•	diversity of viewpoints, background, experience and other demographics.

The committee also considers such other factors as it deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to the board and any committees of the board. The committee will consider nominees recommended by stockholders, which nominations should be submitted by directing an appropriate letter and resume to the secretary of the Company. If the Company were to receive recommendations of candidates from the Company’s stockholders, the committee would consider such recommendations in the same manner as all other candidates.

Corporate Governance Materials

The Company’s corporate governance guidelines, code of business conduct and ethics and the charters of the Company’s audit committee, compensation committee, and corporate governance and nominating committee are all available in the investor relations section of the Company’s website (www.vectorgroupltd.com) and are also available in print to any shareholder who requests it.

Executive Compensation

The following table sets forth information concerning compensation awarded to, earned by or paid during the past three years to those persons who were, at December 31, 2005, the Company’s Chief Executive Officer and the other four most highly compensated executive officers (collectively, the “named executive officers”):

Summary Compensation Table(1)

							Long-Term
	Annual Compensation						Compensation
					Other		Restricted	All
					Annual		Stock	Other
Name and Principal Position	Year	Salary($)	Bonus($)		Compensation($)		Award($)	Compensation($)

Bennett S. LeBow(2)	2005	3,739,501	1,043,700	(3)	329,278	(4)	—	6,300	(6)
Executive Chairman	2004	3,739,501	1,043,700	(3)	240,357	(4)	—	6,150	(6)
of the Board	2003	3,739,501	1,913,450	(3)	232,684	(4)	—	6,000	(6)
Howard M. Lorber(2)	2005	2,492,070	2,492,070		162,340	(4)	12,608,000 (5)	—
President and Chief	2004	2,401,690	1,500,000		143,539	(4)	—	—
Executive Officer	2003	2,325,777	1,500,000		180,406	(4)	—	—
Richard J. Lampen	2005	750,000	300,000		—		—	6,300	(6)
Executive Vice President	2004	750,000	100,000		—		—	6,150	(6)
	2003	750,000	—		—		—	6,000	(6)
Marc N. Bell	2005	375,000	50,000		—		—	6,300	(6)
Vice President, General	2004	375,000	50,000		—		—	6,150	(6)
Counsel and Secretary	2003	375,000	—		—		—	6,000	(6)
Ronald J. Bernstein	2005	750,000	875,000		96,764	(4)	1,018,000 (5)	6,300	(6)
President and Chief	2004	750,000	250,000		—		—	6,150	(6)
Executive Officer of	2003	650,000	—		—		—	6,000	(6)
Liggett Vector Brands and Liggett

(1)	Unless otherwise stated, the aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts were below the reporting requirements established by SEC rules. Compensation information for Messrs. LeBow, Lorber and Lampen include amounts paid or awarded by New Valley Corporation, the Company’s majority-owned subsidiary until December 2005, when the Company acquired the remaining minority interest.

(2)	Effective January 1, 2006, Mr. LeBow, who had previously served as Chairman and Chief Executive Officer of the Company, became Executive Chairman. On that date, Mr. Lorber, who had previously served as President and Chief Operating Officer of the Company, became President and Chief Executive Officer.

(3)	Includes payments equal to 10% of Mr. LeBow’s base salary from the Company ($173,950 in each of 2005, 2004 and 2003) in lieu of certain other executive benefits and a special bonus of $863,500 in 2003, the proceeds of which were used by Mr. LeBow to repay to the Company its interest of $863,500 under his split-dollar insurance agreements.

(4)	Includes for Mr. LeBow $239,278 for 2005, $150,357 for 2004 and $142,684 for 2003 for personal use of corporate aircraft and an allowance paid by New Valley Corporation to an entity affiliated with him for lodging and related business expenses of $90,000 for 2005, 2004 and 2003. Includes for Mr. Lorber $72,340 in 2005, $53,539 in 2004 and $30,969 in 2003 for personal use of corporate aircraft, an allowance paid by New Valley Corporation for lodging and related business expenses of $90,000 for 2005, 2004 and 2003 and an automobile allowance paid by New Valley Corporation of $59,437 for 2003. Includes for Mr. Bernstein $55,256 in 2005 for personal use of corporate aircraft, an automobile allowance paid by Liggett of $25,000 for 2005 and tax reimbursement of $16,508 for 2005. For purposes of determining the value of such services, the personal use is calculated based on the aggregate incremental cost to the Company. For flights on corporate aircraft, aggregate incremental cost is calculated based on a cost-per-flight-mile charge developed by a nationally recognized and independent service which reflects the operating costs of the aircraft. Figures previously reported for personal use of corporate aircraft in 2004 and 2003 were calculated in accordance with Internal Revenue Service guidelines and differ from those reported here.

(5)	The amounts represent the market value on the date of grant of the restricted stock awarded (a total of 578,570 shares of the Company’s Common Stock awarded to Mr. Lorber, the 178,571 New Valley Corporation common shares awarded to Mr. Lorber that vested and were not relinquished by Mr. Lorber, and 50,000 shares of the Company’s Common stock awarded to Mr. Bernstein). At December 31, 2005, the unvested restricted shares had a market value of $10,512,617 for Mr. Lorber (578,570 shares of Common Stock) and $908,500 for Mr. Bernstein (50,000 shares of Common Stock), without giving effect to any diminution in value attributable to the restrictions. Since the dates of grant by the Company, Messrs. Lorber and Bernstein have had the same rights as any stockholder of the Company with respect to receipt of dividends on these shares, except that payment of such dividends will be made to them upon vesting of the restricted shares. See “Restricted Stock Awards” below for information concerning the terms of these grants by the Company which vest in equal annual installments over a four-year period.

(6)	Represents 401(k) plan contributions.

No stock options were granted during 2005 under the Company’s option plans to the named executive officers. Mr. Lorber held employee stock options to purchase 65,333 New Valley Corporation Common Shares. In connection with the merger of New Valley Corporation with a subsidiary of the Company on December 13, 2005, those options were converted, in accordance with their terms, into currently exercisable options to purchase 35,279 shares of the Company’s Common Stock at $10.51 per share, expiring on July 1, 2006.

The following table sets forth certain information concerning option exercises during 2005 by the named executive officers and the status of their options as of December 31, 2005.

Aggregated Option Exercises During Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities
	Number of	Value	Underlying		Value of Unexercised
	Shares	Realized	Unexercised Options		In-The-Money Options
	Acquired on	Upon	at December 31, 2005		at December 31, 2005*
Name	Exercise	Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

Bennett S. LeBow	—	—	6,166,029	—	$54,942,600	—
Howard M. Lorber	—	—	989,114	—	$5,473,629	—
Richard J. Lampen	—	—	134,008	—	$891,153	—
Marc N. Bell	—	—	67,003	—	$445,570	—
Ronald J. Bernstein	132,435	$833,585	119,900	—	$904,046	—

*	Calculated using the closing price of $18.17 per share on December 31, 2005 less the option exercise price.

Equity Compensation Plan Information

The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of December 31, 2005.

			Number of securities remaining
	Number of securities to		available for future issuance
	be issued upon exercise	Weighted-average exercise	under equity compensation
	of outstanding options,	price of outstanding	plans (excluding securities
	warrants and rights	options, warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	8,540,376	$10.54	5,434,997
Equity compensation plans not approved by security holders(2)	26,798	$12.50	—
Total	8,567,174	$10.54	5,434,997

(1)	Includes options to purchase shares of the Company’s Common Stock under the following stockholder-approved plans: 1998 Long-Term Incentive Plan and Amended and Restated 1999 Long-Term Incentive Plan.

(2)	Represents options to purchase shares of the Company’s Common Stock granted in December 1999 to the Company’s outside directors, which vested over three years.

Compensation of Directors

Outside directors of the Company receive $35,000 per annum as compensation for serving as director, $2,500 ($5,000 for the chair) per annum for each committee membership, $1,000 per meeting for each board meeting attended, and $500 per meeting for each committee meeting attended. Each director is reimbursed for reasonable out-of-pocket expenses incurred in serving on the board of the Company. The Company also makes available health and dental insurance coverage to its directors.

In June 2004, the Company granted 11,025 restricted shares of Common Stock to each of the four outside directors of the Company. The stock grant will vest in three equal annual installments commencing on the first anniversary of the date of grant based on continued service as a director subject to earlier vesting upon death, disability or the occurrence of a change-of-control.

Employment Agreements

On September 27, 2005, Mr. Lorber was named Chief Executive Officer of the Company and Mr. LeBow was named Executive Chairman of the Board. These new appointments were effective January 1, 2006.

In connection with the foregoing, on September 27, 2005, the Company and Mr. LeBow entered into an Amended and Restated Employment Agreement (the “Amended LeBow Agreement”), under which Mr. LeBow has agreed to serve as the Executive Chairman of the Board of the Company from January 1, 2006 through December 30, 2008, unless his employment is terminated earlier in accordance with the Amended LeBow Agreement. The Amended LeBow Agreement replaces his prior employment agreements with the Company and with New Valley Corporation. The Amended LeBow Agreement provides that Mr. LeBow will receive an annual salary of $3,950,000. Following termination of Mr. LeBow’s employment or his retirement, Mr. LeBow shall be subject to certain non-competition, non-hire, and other provisions in favor of the Company. The Amended LeBow Agreement provides Mr. LeBow will be treated as having reached normal retirement date under the Company’s Supplemental Retirement Plan if he is employed through December 30, 2008. In addition, the Company has agreed to establish a separate trust for Mr. LeBow that is not subject to the claims of the Company’s creditors and shall make a contribution to such trust of $125,000 per quarter during each year of the employment term, and a proportional part of each payment to Mr. LeBow under the Supplemental Retirement Plan will be made from the assets of such trust. During the period of his employment, Mr. LeBow will be entitled to various benefits including a $7,500 per month allowance for lodging and related business expenses and use of corporate aircraft in accordance with the Company’s Corporate Aircraft Policy. In addition, for a period of five years following such retirement,

Mr. LeBow will be required to provide consulting services and advice to the Company for up to 15 days per year, for which he will be paid a daily fee of $17,000.

On January 27, 2006, the Company and Howard M. Lorber entered into an Amended and Restated Employment Agreement (the “Amended Lorber Agreement”), which replaced his prior employment agreements with the Company and with New Valley Corporation. The Amended Lorber Agreement has an initial term of three years effective as of January 1, 2006, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2006, Mr. Lorber’s annual base salary was $2,581,286. Mr. Lorber’s salary is subject to an annual cost-of-living adjustment. In addition, the Company’s board must periodically review his base salary and may increase but not decrease it from time to time in its sole discretion. Mr. Lorber will be eligible on an annual basis to receive a target bonus of 100% of his base salary under the Company’s Senior Executive Annual Bonus Plan (discussed below). During the period of his employment, Mr. Lorber will be entitled to various benefits, including a Company-provided car and driver, a $7,500 per month allowance for lodging and related business expenses, two club memberships and dues, and use of corporate aircraft in accordance with the Company’s Corporate Aircraft Policy. Following termination of his employment by the Company without cause (as defined in the Amended Lorber Agreement), termination of his employment by him for certain reasons specified in the Amended Lorber Agreement or upon death or disability, he (or his beneficiary in the case of death) would continue to receive for a period of 36 months following the termination date his base salary and the bonus amount earned by him for the prior year (with such bonus amount limited to 100% of base salary). In addition, all of Mr. Lorber’s outstanding equity awards would be vested with any stock options granted after January 27, 2006 remaining exercisable for no less than two years or the remainder of the original term if shorter. Following termination of his employment for any of the reasons described above (other than death or disability) within two years of a change in control (as defined in the Amended Lorber Agreement), he would receive a lump sum payment equal to 2.99 times the sum of his then current base salary and the bonus amount earned by him for the prior year (with such bonus amount limited to 100% of base salary). In addition, Mr. Lorber is indemnified against excise taxes that are imposed on change-of-control payments under Section 4999 of the Internal Revenue Code of 1986. In the event of a termination of his employment under the circumstances where he is entitled to the severance payments discussed above, Mr. Lorber will also be credited with an additional 36 months of service under the Company’s Supplemental Retirement Plan.

On January 27, 2006, the Company entered into Employment Agreements (the “Other Executive Agreements”) with Richard J. Lampen, the Company’s Executive Vice President, Marc N. Bell, the Company’s Vice President and General Counsel, and J. Bryant Kirkland III, the Company’s Vice President and, effective April  1, 2006, Chief Financial Officer. The Other Executive Agreements replace current employment agreements with the Company or New Valley Corporation. The Other Executive Agreements have an initial term of two years effective as of January 1, 2006, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2006, the annual base salaries provided for in these Other Executive Agreements were $750,000 for Mr. Lampen, $375,000 for Mr. Bell, and $250,000 ($300,000 effective April 1, 2006) for Mr. Kirkland. In addition, the Company’s board must periodically review these base salaries and may increase but not decrease them from time to time in its sole discretion. These executives will be eligible to receive a target bonus of 33.3% for Mr. Lampen, and 25% for Messrs. Bell and Kirkland, of their base salaries under the Company’s Senior Executive Annual Bonus Plan. Following termination of their employment by the Company without cause (as defined in the Other Executive Agreements), termination of their employment by the executives for certain reasons specified in the Other Executive Agreements or upon death or disability, they (or their beneficiaries in the case of death) would continue to receive for a period of 24 months following the termination date their base salary and the bonus amount earned by them for the prior year (with such bonus amount limited to 33.3% of base salary for Mr. Lampen and 25% of base salary for Messrs. Bell and Kirkland).

Effective April 1, 2006, Joselynn D. Van Siclen retired as Chief Financial Officer of the Company and will leave the Company’s employment on or before June 30, 2006. On January 27, 2006, the Company and Ms. Van Siclen entered into an Executive Retirement Agreement and Release, whereby she will continue to receive her base salary of $172,500 and other of her current benefits for a two-year period following the termination of her employment.

On November 11, 2005, Liggett, a wholly-owned subsidiary of the Company, and Ronald J. Bernstein entered into an Employment Agreement (the “Bernstein Employment Agreement”), pursuant to which Mr. Bernstein will continue to serve as President and Chief Executive Officer of Liggett and affiliated companies. The Bernstein Employment Agreement has an initial term expiring December 31, 2008, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within six months before this date. As of January 1, 2006, Mr. Bernstein’s annual base salary was $776,400. Mr. Bernstein’s base salary is subject to an annual cost-of-living adjustment. Under the terms of the Bernstein Employment Agreement, Mr. Bernstein received a $500,000 special bonus from Liggett within 10 days of execution of the Bernstein Employment Agreement and is eligible on an annual basis to receive a bonus of up to 100% of his base salary under the Company’s Senior Executive Annual Bonus Plan predicated on Liggett and Vector Tobacco meeting certain pre-established operating goals. Following termination of his employment without cause, he would continue to receive his base salary for a period of 24 months.

On November 11, 2005, Mr. Bernstein agreed to the cancellation of an option to purchase 303,876 shares of the Company’s common stock at $31.59 per share granted under the 1999 Long-Term Incentive Plan in September 2001. In this regard, Mr. Bernstein and the Company entered into an agreement, in which the Company, in accordance with the Incentive Plan, agreed after the passage of more than six months and assuming Mr. Bernstein’s continued employment with the Company or an affiliate of the Company, to grant Mr. Bernstein another stock option under the Plan covering 250,000 shares of the Company’s common stock with the exercise price equal to the value of the common stock on the grant date of the replacement option. The new option will have a ten-year term and will become exercisable with respect to one-fourth of the shares on December 1, 2006, with an additional one-fourth becoming exercisable on each of the three succeeding one-year anniversaries of the first exercisable date through December 1, 2009.

Restricted Stock Awards

On January 10, 2005, New Valley Corporation awarded Mr. Lorber, the President and Chief Operating Officer of New Valley Corporation, who also served in the same positions with the Company, a restricted stock grant of 1,250,000 shares of New Valley Corporation’s common shares pursuant to New Valley Corporation’s 2000 Long-Term Incentive Plan. Under the terms of the award, one-seventh of the shares vested on July 15, 2005, with an additional one-seventh vesting on each of the five succeeding one-year anniversaries of the first vesting date through July 15, 2010 and an additional one-seventh vesting on January 15, 2011. In the event his employment with New Valley Corporation was terminated for any reason other than his death, his disability or a change of control of New Valley Corporation or the Company, any remaining balance of the shares not previously vested would be forfeited by him. On September 27, 2005, in connection with Mr. Lorber’s election as Chief Executive Officer of the Company, he renounced and waived, as of that date, the unvested 1,071,429 common shares deliverable by New Valley Corporation to him in the future.

On September 27, 2005, Mr. Lorber was awarded a restricted stock grant of 500,000 shares of the Company’s Common Stock and, on November 16, 2005, Mr. Lorber was awarded an additional restricted stock grant of 78,570 shares of the Company’s Common Stock, in each case, pursuant to the Company’s Amended and Restated 1999 Long-Term Incentive Plan. In connection with the grants, the Company entered into separate Restricted Share Award Agreements with Mr. Lorber on those dates. Pursuant to the Restricted Share Agreements, one-fourth of the shares vest on September 15, 2006, with an additional one-fourth vesting on each of the three succeeding one-year anniversaries of the first vesting date through September 15, 2009. In the event Mr. Lorber’s employment with the Company is terminated for any reason other than his death, his disability or a change of control (as defined in the Restricted Share Agreements) of the Company, any remaining balance of the shares not previously vested will be forfeited by Mr. Lorber. These restricted stock awards by the Company replaced the unvested portion of the New Valley Corporation restricted stock grant relinquished by Mr. Lorber. The number of restricted shares of the Company’s Common Stock awarded to Mr. Lorber by the Company (578,570 shares) was the equivalent of the number of shares of the Company’s Common Stock that would have been issued to Mr. Lorber had he retained his unvested New Valley Corporation restricted shares and those shares were exchanged for the Company’s Common Stock in the exchange offer and subsequent merger whereby the Company acquired the remaining minority interest in New Valley Corporation in December 2005.

On November 11, 2005, Mr. Bernstein was awarded a restricted stock grant of 50,000 shares of the Company’s Common Stock pursuant to the Amended and Restated 1999 Long-Term Incentive Plan, in connection with the grant, the Company entered into a Restricted Share Award Agreement with Mr. Bernstein on that date. Pursuant to his Restricted Share Agreement, one-fourth of the shares vest on November 1, 2006, with an additional one-fourth vesting on each of the three succeeding one-year anniversaries of the first vesting date through November 1, 2009. In the event Mr. Bernstein’s employment with the Company is terminated for any reason other than his death, his disability or a change of control (as defined in his Restricted Share Agreement) of the Company, any remaining balance of the shares not previously vested will be forfeited by Mr. Bernstein.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s compensation committee is, or has been, an employee or officer of the Company. Except as disclosed below, during fiscal 2005, (i) no member of the Company’s compensation committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K; and (ii) none of the Company’s executive officers served on the compensation committee (or equivalent) or board of directors of another entity whose executive officer(s) served on the Company’s compensation committee.

During 2005, Mr. Eide served as a member of the Company’s compensation committee. Mr. Eide is a stockholder, and serves as the Chairman and Chief Executive Officer, of Aegis Capital Corp., a registered broker-dealer, that has performed services for New Valley Corporation since before January 1, 2005. During 2005, Aegis received commissions and other income in the aggregate amount of approximately $18,000 from New Valley Corporation.

Defined Benefit or Actuarial Plan Disclosure

Liggett sponsors the Retirement Plan For Salaried Non-Bargaining Unit Employees of Liggett, which is a noncontributory, defined benefit plan. Each salaried employee of the participating companies becomes a participant on the first day of the month following one year of employment with 1,000 hours of service and the attainment of age 21. A participant becomes vested as to benefits on the earlier of his attainment of age 65, or upon completion of five years of service. Benefits become payable on a participant’s normal retirement date, age 65, or, at the participant’s election, at his early retirement after he has attained age 55 and completed ten years of service. A participant’s annual benefit at normal retirement date is equal to the sum of: (A) the product of: (1) the sum of: (a) 1.4% of the participant’s average annual earnings during the five-year period from January 1, 1986 through December 31, 1990 not in excess of $19,500 and (b) 1.7% of his average annual earnings during such five-year period in excess of $19,500 and (2) the number of his years of credited service prior to January 1, 1991; (B) 1.55% of his annual earnings during each such year after December 31, 1990, not in excess of $16,500; and (C) 1.85% of his annual earnings during such year in excess of $16,500. The maximum years of credited service is 35. If an employee was hired prior to January 1, 1983, there is no reduction for early retirement. If hired on or after January 1, 1983, there is a reduction for early retirement equal to 3% per year for the number of years prior to age 65 (age 62 if the participant has at least 20 years of service) that the participant retires. The plan also provides benefits to disabled participants and to surviving spouses of participants who die before retirement. Benefits are paid in the form of a single life annuity, with optional actuarially equivalent forms of annuity available. Payment of benefits is made beginning on the first day of the month immediately following retirement. As of December 31, 1993, the accrual of benefits under the plan was frozen.

As of December 31, 2005, none of the named executive officers was eligible to receive any benefits under the retirement plan, except for Mr. Bernstein who is entitled to a monthly benefit of $372 at age 65.

Under some circumstances, the amount of retirement benefits payable under the retirement plan to some employees may be limited by the federal tax laws. Any benefit lost due to such a limitation will be made up by Liggett through a non-qualified supplemental retirement benefit plan. Liggett has accrued, but not funded, amounts to pay benefits under this supplemental plan.

In January 2006, the Company amended and restated its Supplemental Retirement Plan (the “Amended SERP”), effective January 1, 2005. The amendments to the plan are intended, among other things, to cause the plan to meet the applicable requirements of the “deferred compensation” provisions of Section 409A of the Internal

Revenue Code. The Amended SERP is a plan pursuant to which the Company will pay supplemental retirement benefits to certain key employees, including executive officers of the Company. The Amended SERP is intended to be unfunded for tax purposes, and payments under the Amended SERP will be made out of the general assets of the Company except that, under the terms of the Amended LeBow Agreement, the Company has agreed during 2006, 2007 and 2008 to pay $125,000 per quarter into a separate trust for him that will be used to fund a portion of his benefits under the Amended SERP. Under the Amended SERP, the benefit payable to a participant at his normal retirement date is a lump sum amount which is the actuarial equivalent of a predetermined annual retirement benefit set by the Company’s board of directors. Normal retirement date is defined as the January 1 following the attainment by the participant of the later of age 60 or the completion of eight years of employment following January 1, 2002 with the Company or a subsidiary, except that, under the terms of the Amended LeBow Agreement, his normal retirement date was accelerated by one year to December 30, 2008. The following sets forth for each of the named executive officers his annual retirement benefit, the lump sum equivalent thereof and his normal retirement date: Bennett S. LeBow — $2,524,163; $19,970,925; December 30, 2008; Howard M. Lorber — $1,051,875; $10,855,666; January 1, 2010; Richard J. Lampen — $250,000; $2,625,275; January 1, 2014; Marc N. Bell — $200,000; $2,100,220; January 1, 2021; and Ronald J. Bernstein — $438,750; $4,607,358; January 1, 2014. In the case of a participant who becomes disabled prior to his normal retirement date or whose service is terminated without cause, the participant’s benefit consists of a pro-rata portion of the full projected retirement benefit to which he would have been entitled had he remained employed through his normal retirement date, as actuarially discounted back to the date of payment. The beneficiary of a participant who dies while working for the Company or a subsidiary (and before becoming disabled or attaining his normal retirement date) will be paid an actuarially discounted equivalent of his projected retirement benefit; conversely, a participant who retires beyond his normal retirement date will receive an actuarially increased equivalent of the participant’s projected retirement benefit.

Compensation Committee Report on Executive Compensation

The Company’s executive compensation program is administered by the compensation committee of the board of directors. The compensation committee is responsible for recommending to the board all elements of compensation for executive officers and approving the compensation for the Chief Executive Officer. The compensation committee also reviews and approves various other Company compensation policies and matters, and administers the Company’s equity and incentive plans, including the 1998 Long-Term Incentive Plan, the Amended and Restated 1999 Long-Term Incentive Plan and, if approved by stockholders, the Senior Executive Annual Bonus Plan, that is being submitted to stockholders for approval as described in Proposal 2.

Each member of the compensation committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange. The compensation committee has the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions.

The Company’s executive compensation philosophy is:

•	to base management’s pay, in part, on achievement of the Company’s goals;

•	to provide incentives to enhance stockholder value;

•	to provide competitive levels of compensation;

•	to recognize individual initiative and achievement; and

•	to assist the Company in attracting talented executives to a challenging and demanding environment and to retain such executives for the benefit of the Company and its subsidiaries.

Compensation arrangements for the Company’s executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent. Compensation arrangements for the Company’s executive officers are usually negotiated on an individual basis between the Chief Executive Officer and each executive. The components of the Company’s executive compensation package consist primarily of base salary; annual bonus; equity and other long-term incentive awards, including stock options and restricted stock; and benefits, including the Supplemental Retirement Plan. Unless fixed by contract, annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any increased responsibilities assumed by the executive. Prior to January 1, 2006, the bonus arrangements of the Chief Executive Officer were fixed by contract and not contingent. The Company, from time to time, considered the payment of discretionary bonuses to its executive officers. Bonuses were determined based, first, upon the level of achievement by the Company of its goals and, second, upon the level of personal achievement by such executive officers.

The compensation package of Mr. LeBow prior to January 1, 2006 for his service as Chief Executive Officer of the Company was negotiated and approved by the independent members of the board of directors of the Company in February 1992. The compensation of Mr. LeBow was set forth in an employment agreement between Mr. LeBow and the Company. For 2005, Mr. LeBow received a base salary of $1,739,501. He was also paid an annual bonus from the Company for 2005 of $869,750, equal to 50% of his base salary, and an annual payment of 10% of his base salary in lieu of certain other executive benefits such as club memberships, company-paid automobiles and other similar perquisites. During 2005, Mr. LeBow also served as Chairman and Chief Executive Officer of New Valley Corporation for which he received a salary of $2,000,000 pursuant to an employment agreement with New Valley Corporation originally entered into in June 1995. New Valley Corporation was a majority-owned subsidiary of the Company until December 2005, when the Company acquired the remaining minority interest.

On September 27, 2005, Mr. Lorber was named Chief Executive Officer of the Company, effective January 1, 2006. Mr. Lorber succeeded Mr. LeBow who became Executive Chairman on that date. In connection with the foregoing, the Company entered into a new amended employment agreement with Mr. LeBow which replaced, as of January 1, 2006, his prior employment agreements with the Company and New Valley Corporation. Under the new agreement, Mr. LeBow will serve as Executive Chairman of the Company for a three-year period through December 30, 2008. During this period, he will receive, among other things, an annual salary of $3,950,000, which reflects a decrease from his total annual salary and bonus from the Company and New Valley Corporation during 2005 due to his reduced level of responsibility. See “Employment Agreements”, above.

During 2005, Mr. Lorber served as President and Chief Operating Officer of the Company, a position he had held since July 2001. At that time, Mr. Lorber entered into an employment agreement with the Company which provided for his base salary to be established at the same level as the consulting payments he had previously received from the Company and Liggett, subject to an annual cost-of-living adjustment. In 2005, Mr. Lorber’s base salary for the Company was $538,893. During 2005, Mr. Lorber also served as President and Chief Operating Officer of New Valley Corporation, for which we received a base salary of $1,953,177 pursuant to the terms of his employment agreement originally entered into with New Valley Corporation in June 1995.

Under Mr. Lorber’s 2001 employment agreement with the Company, the Board may award Mr. Lorber an annual bonus in its sole discretion. For 2005, the Board awarded Mr. Lorber a bonus of $2,492,070, equal to 100% of his combined base salary at the Company and New Valley Corporation. The bonus award was based on Mr. Lorber’s performance during 2005 at the Company and New Valley Corporation. With respect to the Company, during 2005, Mr. Lorber was actively involved in the Company’s successful convertible note offering and the sale of Liggett’s Durham properties. With respect to New Valley Corporation, the bonus is based in particular on his role in the oversight and management of the Company’s 50%-owned investee Douglas Elliman Realty LLC.

In conjunction with Mr. Lorber becoming the Chief Executive Officer of the Company on January 1, 2006, the Company entered into a new amended employment agreement with him on January 27, 2006. The new agreement replaces his prior employment agreements with the Company and New Valley Corporation effective as of January 1, 2006. Under the new agreement, Mr. Lorber will receive a base salary for 2006 equal to what his combined base salaries would have been under his prior agreements with the Company and New Valley Corporation ($2,581,286), subject to an annual cost-of-living adjustment. Mr. Lorber will be eligible on an annual basis to receive a target bonus of 100% of his base salary under the Company’s Senior Executive Annual Bonus Plan, being presented to stockholders for approval at this meeting. See “Employment Agreements”, above.

In January 2005, New Valley Corporation awarded Mr. Lorber a restricted stock grant of 1,250,000 New Valley Corporation common shares, vesting in seven installments through January 15, 2011, subject to earlier vesting upon certain events. On September 27, 2005, in connection with his election as Chief Executive Officer of the Company, Mr. Lorber renounced and waived, as of that date, the unvested 1,071,429 restricted common shares deliverable by New Valley Corporation to him in the future. On September 27, 2005 and November 16, 2005, the Company

awarded Mr. Lorber restricted stock grants totaling 578,570 shares of the Company’s Common Stock. The restricted stock awards vest in equal installments over a four-year period. The restricted stock awards replaced the unvested portion of the New Valley Corporation restricted stock grant relinquished by Mr. Lorber. The number of restricted shares of the Company’s Common Stock awarded to Mr. Lorber by the Company (578,570 shares) was the equivalent of the number of shares of the Company’s Common Stock that would have been issued to Mr. Lorber had he retained his unvested New Valley Corporation restricted shares and those shares were exchanged for the Company’s Common Stock in the exchange offer and subsequent merger whereby the Company acquired the remaining minority interest in New Valley Corporation in December 2005. See “Restricted Stock Awards”, above.

Between November 2005 and January 2006, the Company entered into new employment agreements with the other named executive officers. In the case of Mr. Lampen, the Company’s Executive Vice President, the agreement replaced his prior employment agreement with New Valley Corporation. The employment agreements all provide for base salary and a target bonus for 2006 and subsequent years under the Senior Executive Annual Bonus Plan based on varying percentages of base salary. See “Employment Agreements”, above.

For his performance in 2005, Mr. Bernstein, the President and Chief Executive Officer of Liggett and Liggett Vector Brands Inc., the Company’s principal operating subsidiaries, received a special bonus of $500,000 and a bonus of $375,000 for meeting certain performance criteria concerning the adjusted earnings before interest and taxes at Liggett. In addition, Mr. Bernstein received a restricted stock grant of 50,000 shares of the Company’s Common Stock in November 2005. The restricted stock award vests in equal annual installments over a four-year period. Messrs. Lampen and Bell received bonuses of $300,000 and $50,000, respectively, for their performance at the Company and New Valley Corporation during 2005.

During 2003, the compensation committee adopted a corporate aircraft policy which permits personal use of corporate aircraft by Messrs. LeBow and Lorber subject to annual limits of $200,000 and $100,000, respectively. For purposes of the policy, the value of the personal usage is calculated using the applicable standard industry fare level formula established by the Internal Revenue Service, and Messrs. LeBow and Lorber pay income tax on such value.

Under the terms of various stock option grants, common stock dividend equivalents (at the same rate as paid on the Common Stock) are paid currently with respect to the shares underlying the unexercised portion of the options. Named executive officers received payments for such dividend equivalent rights on options as follows: Mr. LeBow — $4,491,490 in 2005, $3,891,354 in 2004 and $3,706,053 in 2003; Mr. Lorber — $1,765,787 in 2005, $1,453,696 in 2004 and $1,384,288 in 2003; Mr. Lampen — $227,280 in 2005, $196,911 in 2004 and $187,534 in 2003; and Mr. Bell — $113,639 in 2005, $98,455 in 2004 and $93,767 in 2003.

In 1993, Section 162(m) was added to the Internal Revenue Code of 1986. This section generally provides that no publicly held company may deduct compensation in excess of $1,000,000 paid in any taxable year to its chief executive officer or any of its four other highest paid officers unless:

•	the compensation is payable solely on account of the attainment of performance goals;

•	the performance goals are determined by a compensation committee of two or more outside directors;

•	the material terms under which compensation is to be paid are disclosed to and approved by the stockholders of the Company; and

•	the compensation committee certifies that the performance goals were met.

This limitation is applicable to the cash compensation paid by the Company to Mr. LeBow and the other named executives officers in 2005.

The foregoing information is provided by the compensation committee of the Company.

Robert J. Eide, Chairman
Henry C. Beinstein
Jeffrey S. Podell

Audit Committee Report

The audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Management is responsible for the Company’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered certified public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, PricewaterhouseCoopers LLP will express its own opinion on the effectiveness of the Company’s internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors. In this context, the committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2005, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the evaluation by PricewaterhouseCoopers LLP of the Company’s internal control over financial reporting.

The committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent auditors their independence. The committee has also considered whether the provision of the services described under the caption “Audit Fees and Non-Audit Fees” is compatible with maintaining the independence of the independent auditors.

Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

This report is submitted by the audit committee of the Company.

Henry C. Beinstein, Chairman
Robert J. Eide
Jeffrey S. Podell
Jean E. Sharpe

Audit and Non-Audit Fees

The audit committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers LLP, as well as the fees charged by PricewaterhouseCoopers LLP for such services. In accordance with Section 10A(i) of the Securities Exchange Act, before PricewaterhouseCoopers LLP is engaged to render audit or non-audit services, the engagement is approved by the audit committee. All of the services provided and fees charged by PricewaterhouseCoopers LLP in 2005 and 2004 were pre-approved by the audit committee.

Audit Fees.  The aggregate fees billed by PricewaterhouseCoopers LLP for professional services for the audit of the annual financial statements of the Company and its consolidated subsidiaries, audit of internal control over financial reporting under Sarbanes-Oxley Section 404, audits of subsidiary financial statements, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, comfort letters, consents and review of documents filed with the SEC were $2,003,000 for 2005 and $1,731,000 for 2004.

Audit-Related Fees.  No fees were billed by PricewaterhouseCoopers LLP for audit-related professional services in 2005 and 2004.

Tax Fees.  The aggregate fees billed by PricewaterhouseCoopers LLP for professional services for tax services were $22,000 in 2005 and $34,000 in 2004. The services were primarily for state tax advice.

All Other Fees.  The aggregate fees billed by PricewaterhouseCoopers LLP for other services were $3,000 in 2005 and $1,500 in 2004. These amounts consisted of licensing of accounting research software.

Performance Graph

The following graph compares the total annual return of the Company’s Common Stock, the S&P 500 Index, the S&P MidCap 400 Index and the AMEX Tobacco Index for the five years ended December 31, 2005. The graph assumes that $100 was invested on December 31, 2000 in the Common Stock and each of the indices, and that all cash dividends and distributions were reinvested. Information for the Company’s Common Stock includes the value of the December 20, 2001 and March 30, 2005 distributions to the Company’s stockholders of shares of Ladenburg Thalmann Financial Services common stock and assumes such stock was held by the stockholders until the end of each year.

	12/00	12/01	12/02	12/03	12/04	12/05
Vector Group Ltd.	100	232	95	156	184	231
S&P 500	100	88	69	88	98	103
S&P MidCap	100	99	85	115	134	151
AMEX Tobacco	100	134	127	171	222	249

Certain Relationships and Related Transactions

In connection with the Company’s convertible note offering in November 2004, in order to permit hedging transactions, the purchasers of the notes required Bennett S. LeBow, who serves as Executive Chairman of the Company, to enter into an agreement granting an affiliate of Jefferies, the placement agent for the offering, the right, in its sole discretion, to borrow up to 3,646,518 shares of Common Stock from this stockholder or an entity affiliated with him during a 30-month period, subject to extension under various conditions, and that he agree not to dispose of such shares during this period, subject to limited exceptions. In consideration for this stockholder agreeing to lend his shares in order to facilitate the Company’s offering and accepting the resulting liquidity risk, the Company agreed to pay him or an affiliate designated by him an annual fee, payable on a quarterly basis in cash or, by mutual agreement of the Company and this stockholder, shares of Common Stock, equal to 1% of the aggregate market value of 3,646,518 shares of Common Stock. In addition, the Company agreed to hold this stockholder harmless on an after-tax basis against any increase, if any, in the income tax rate applicable to dividends paid on the shares as a result of the share loan agreement. For the year ended December 31, 2005, the Company paid an entity affiliated with Mr. LeBow an aggregate of $873,000 under this agreement. This stockholder has the right to assign to one of the Company’s other principal stockholders, Howard M. Lorber, who serves as the Company’s President and as a director of the Company, some or all of his obligation to lend the shares under such agreement.

In connection with the April 2005 placement of additional convertible notes, the Company entered into a similar arrangement through May 2007 with this other principal stockholder, who is the President of the Company, with respect to 315,000 shares of Common Stock. For the year ended December 31, 2005, the Company paid an entity affiliated with Mr. Lorber an aggregate of $41,000 under this agreement.

As of the record date, High River Limited Partnership, an investment entity owned by Carl C. Icahn, and affiliated entities were the beneficial owners of 20.6% of the Common Stock. High River owns $20,000,000 of the Company’s 6.25% convertible notes due 2008, convertible into 938,086 shares of Common Stock on the record date. High River received interest payments on the notes of $1,250,000 during 2005.

As of the record date, Jefferies was the beneficial owner of 6.1% of the Common Stock. Jefferies or its affiliates have from time to time provided investment banking, general financing and banking services to the Company and its affiliates, for which they have received customary compensation. During 2005, the Company paid to Jefferies and its affiliates fees in the amount of approximately $2,123,000. Jefferies or its affiliates may provide similar services in the future.

Jefferies Paragon Master Fund, Ltd. for which Jefferies Asset Management, LLC, a Jefferies’ affiliate, serves as investment manager, owns $5,000,000 of the Company’s 6.25% convertible notes due 2008, convertible into 234,522 shares of Common Stock on the record date. During 2005, Jefferies also held varying amounts of the Company’s 5% Variable Interest Senior Convertible Notes due 2011. Jefferies Paragon received interest payments on the notes of approximately $92,000 during 2005.

Various executive officers and directors of the Company and New Valley Corporation serve as members of the Board of Directors of Ladenburg Thalmann Financial Services Inc., which is indebted to New Valley Corporation. For additional information concerning these borrowings, see note 17 to the Company’s consolidated financial statements in the accompanying 2005 annual report to stockholders, which note should be deemed part of this proxy statement.

Mr. Lorber serves as a consultant to (and, prior to January 2005, was the Chairman of) Hallman & Lorber. During 2005, Mr. Lorber and Hallman & Lorber and its affiliates received ordinary and customary insurance commissions aggregating approximately $495,000 on various insurance policies issued for the Company and its subsidiaries and investees. Mr. Lorber and Hallman & Lorber and its affiliates have continued to provide services to the Company in 2006.

See also “Compensation Committee Interlocks and Insider Participation.”

APPROVAL OF VECTOR GROUP LTD.
SENIOR EXECUTIVE ANNUAL BONUS PLAN

On January 27, 2006, the board of directors of the Company adopted the Senior Executive Annual Bonus Plan (the “Bonus Plan”), subject to approval by stockholders. The board recommends that stockholders approve the Bonus Plan at the annual meeting. Stockholder approval is requested to ensure that annual incentive awards paid to senior executives will be fully tax deductible as performance-based compensation, as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The following is a summary of the principal features of the Bonus Plan. The summary below is qualified in its entirety by reference to the complete text of the Bonus Plan which is attached to this proxy statement as Annex A. Stockholders are urged to read the actual text of the Bonus Plan in its entirety.

Under Section 162(m) of the Code, the amount which the Company may deduct on its tax returns for compensation paid or accrued with respect to certain “covered employees” (generally the chief executive officer and the four highest paid executive officers other than the chief executive officer) in any taxable year is generally limited to $1,000,000 per individual. However, compensation that qualifies as “qualified performance-based compensation” is not subject to the $1,000,000 deduction limit. In order for compensation to qualify as “qualified performance-based compensation” for this purpose, it must meet certain conditions, one of which is that the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by stockholders. Payment of any awards pursuant to the Bonus Plan is contingent on stockholder approval of the Bonus Plan. If such approval is not obtained, no award will be paid under this Bonus Plan.

The persons who are eligible to be selected to participate in the Bonus Plan are employees of the Company and its subsidiaries who are executive officers of the Company. Under the Bonus Plan, a committee designated by the Board and consisting exclusively of “outside directors” within the meaning of Section 162(m) of the Code (the “Bonus Plan Committee”) selects participants in the Bonus Plan, determines the amount of their award opportunities, selects the performance criteria and the performance goals for each year, and administers and interprets the Bonus Plan. The Company’s Compensation Committee will serve as the Bonus Plan Committee. An eligible employee may (but need not) be selected to participate in the Bonus Plan each year. The amounts that will be received by or allocated to eligible employees under the Bonus Plan are not determinable in advance as such amounts are based, among other things, upon satisfaction of performance goals. Moreover, it is not possible to determine the benefits or amounts that would have been received by or allocated to eligible employees in 2005 if the Bonus Plan had been in effect during 2005. The executive officers selected for participation in the Bonus Plan for 2006 are Howard M. Lorber, Richard J. Lampen, Marc N. Bell, Ronald J. Bernstein and J. Bryant Kirkland III. As described in “Employment Agreements” above, the annual target bonus opportunities for these executive officers under the Bonus Plan are provided in their respective employment agreements.

No later than 90 days after the commencement of each year (or by such other deadline as may apply under Code Section 162(m)(4)(C) or the Treasury Regulations thereunder), the Bonus Plan Committee will select the persons who will participate in the Bonus Plan in such year and establish in writing the performance goals for that year as well as the method for computing the amount of compensation which each such participant will be paid if such goals are attained in whole or in part. Such method will be stated in terms of an objective formula or standard that precludes discretion to increase the amount that will be due upon attainment of the goals. The Bonus Plan Committee retains discretion under the Bonus Plan to reduce an award at any time before it is paid. The maximum amount of compensation that may be paid under the Bonus Plan to any participant for any year is equal to $5,000,000.

Under the Bonus Plan, the performance goals for any year may be based on any of the following criteria, either alone or in any combination, and on either a consolidated or business unit or divisional level, and may include or exclude discontinued operations, acquisition expenses and restructuring expenses, as the Bonus Plan Committee may in each case determine: (a) net earnings (either before or after interest, taxes, depreciation and amortization), (b) economic value-added (as determined by the Bonus Plan Committee), (c) sales or revenue, (d) net income (either before or after taxes), (e) operating earnings, (f) cash flow (including, but not limited to, operating cash flow and free cash flow, (g) cash flow return on capital, (h) return on net assets, (i) return on stockholders’ equity, (j) dividends and/or other distributions, (k) return on assets, (l) return on capital, (m) stockholder returns, (n) return on sales, (o) gross or net profit margin, (p) productivity, (q) expense, (r) margins, (s) operating efficiency, (t) customer satisfaction, (u) working capital, (v) debt, (w) debt reduction, (x) earnings per share, (y) price per share of stock, (z) market share, (aa) completion of acquisitions, (bb) business expansion, (cc) product diversification, (dd) new or expanded market penetration and (ee) other non-financial operating and management performance objectives. Performance goals may be absolute or relative and may be expressed in terms of a progression within a specified range. The foregoing terms shall have any reasonable definitions that the Bonus Plan Committee may specify, which may include or exclude any or all of the following items, as the Bonus Plan Committee may specify: extraordinary, unusual or non-recurring items, effects of changes in tax law, accounting principles or such laws or provisions affecting reported assets; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses of restructuring, productivity initiatives or new business initiatives; impairment of tangible or intangible assets; litigation or claim judgments or settlements; non-operating items; acquisition expenses; and effects of asset sales or divestitures. Any of the foregoing criteria may apply to a participant’s award opportunity for any year in its entirety or to any designated portion of the award opportunity, as the Bonus Plan Committee may specify.

Awards may be paid under the Bonus Plan for any year only if and to the extent the awards are earned on account or the attainment of the performance goals applicable to such year and the participant is continuously employed by the Company throughout such year. The only exceptions to the continued employment requirement are if employment terminates by reason of death, disability or retirement (as determined by the Bonus Plan

Committee) during a year, in which case a prorated award may be paid after the close of the year if the applicable performance goals are met. If a participant’s employment terminates for any reason other than death, disability or retirement during a year, any award for such year will be forfeited.

All payments pursuant to the Bonus Plan are to be made in cash, only after the Bonus Plan Committee certifies that the performance goals for the year have been satisfied. Subject to shareholder approval, the Bonus Plan is in effect for the fiscal year commencing January 1, 2006 and will continue in effect for subsequent years unless and until terminated by the Bonus Plan Committee in accordance with the provisions of the Bonus Plan. The board may terminate the Bonus Plan without stockholder approval at any time.

Approval of the Bonus Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. A copy of the Bonus Plan is attached as Annex A.

The board of directors unanimously recommends stockholders vote “FOR” the approval of the proposal to approve the Senior Executive Annual Bonus Plan.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has been the independent registered certified public accounting firm for the Company since December 1986 and will serve in that capacity for the 2006 fiscal year unless the audit committee deems it advisable to make a substitution. It is expected that one or more representatives of such firm will attend the annual meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the annual meeting if they desire.

MISCELLANEOUS

Annual Report

The Company has mailed, with this proxy statement, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 to each stockholder as of the record date. If a stockholder requires an additional copy of such Annual Report, the Company will provide one, without charge, on the written request of any such stockholder addressed to the Company’s secretary at Vector Group Ltd., 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors and executive officers of the Company, as well as persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC. These persons are also required by SEC regulations to furnish the Company with copies of all reports that they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to the fiscal year ended December 31, 2005, all reporting persons have timely complied with all filing requirements applicable to them, except for a late filing by High River Limited Partnership and affiliated entities, a more than 10% holder of the Common Stock, relating to the issuance of shares to these entities in December 2005 in connection with the Company’s exchange offer for New Valley Corporation’s common shares.

Stockholder Communications

Any stockholder wishing to communicate with any of the Company’s directors regarding the Company may write to the director, c/o the Company’s secretary at Vector Group Ltd., 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. The secretary will forward these communications directly to the director(s) in question. The independent directors of the Board review and approve the stockholder’s communication process periodically to ensure effective communication with stockholders.

Although the Company does not have a policy with regard to Board members’ attendance at the annual meeting of stockholders, all of the directors are invited to attend such meeting. Two of the Company’s directors were in attendance at the Company’s 2005 annual meeting.

Stockholder Proposals for the 2007 Annual Meeting

Proposals of stockholders intended to be presented at the 2007 annual meeting of stockholders of the Company and included in the Company’s proxy statement for that meeting pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, Attention: Marc N. Bell, Secretary, on or before December 15, 2006 in order to be eligible for inclusion in the Company’s proxy statement relating to that meeting. Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely unless submitted by March 5, 2007.

Other Matters

All information in this proxy statement concerning the Common Stock has been adjusted to give effect to the 5% stock dividends paid to the stockholders of the Company on September 30, 1999, September 28, 2000, September 28, 2001, September 27, 2002, September 29, 2003, September 29, 2004 and September 29, 2005.

The cost of this solicitation of proxies will be borne by the Company. The Company has hired Georgeson Shareholder Communications Inc. (“Georgeson”) to solicit proxies. Georgeson will solicit by personal interview, mail, telephone and email, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will pay Georgeson a customary fee covering its services and will reimburse Georgeson for reasonable expenses incurred in forwarding soliciting material to the beneficial owners of Common Stock. In addition, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone.

The board knows of no other matters which will be presented at the annual meeting. If, however, any other matter is properly presented at the annual meeting, the proxy solicited by this proxy statement will be voted in accordance with the judgment of the person or persons holding such proxy.

By Order of the Board of Directors,

Howard M. Lorber
President and Chief Executive Officer

Dated: April 14, 2006

Annex A

VECTOR GROUP LTD.

SENIOR EXECUTIVE ANNUAL BONUS PLAN

1.	Purpose

This Senior Executive Annual Bonus Plan (the “Plan”) is applicable to those employees of Vector Group Ltd. (the “Company”) and its subsidiaries who are considered to be executive officers of the Company (“Covered Employees”), including members of the Board of Directors (the “Board”) who are such employees. The Plan is designed to reward, through additional cash compensation, Covered Employees who are selected to participate in the Plan (each, a “Participant”) for their significant contribution toward improved profitability and growth of the Company.

2.	Administration

The Plan shall be administered by a committee (the “Committee”) comprised exclusively of members of the Board who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation 1.162-27(e)(3). The Committee shall be appointed from time to time by the Board and shall consist of not less than two of the then members of the Board who are “outside directors”, as defined above. Unless otherwise designated by the Board, the Compensation Committee of the Board shall serve as the Committee to administer the Plan. The Committee shall have the authority, subject to the provisions herein, (a) to select Covered Employees to participate in the Plan; (b) to establish and administer the performance goals and the award opportunities applicable to each Participant and certify whether the goals have been attained; (c) to construe and interpret the Plan and any agreement or instrument entered into under or in connection with the Plan; (d) to establish, amend, and waive rules and regulations for the Plan’s administration; and (e) to make all other determinations that may be necessary or advisable for the administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and Participants and anyone claiming under or through any of them.

3.	Eligibility

All Covered Employees shall be eligible to be selected to participate in the Plan. The Committee shall select the Covered Employees who shall participate in the Plan in any year no later than the applicable deadline (the “Determination Date”) for the establishment of performance goals permitting the compensation payable to such Covered Employee for such year hereunder to qualify as “qualified performance-based compensation” under Treasury Regulation 1.162-27(e).

4.	Establishment of Performance Goals and Award Opportunities

No later than the Determination Date for each year, the Committee shall establish, in writing, the method for computing the amount of compensation that will be payable under the Plan to each Participant in the Plan for such year if the performance goals established by the Committee for such year are attained in whole or in part and if the Participant’s employment by the Company or a subsidiary continues without interruption during that year. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals and may be different for each Participant. Notwithstanding anything to the contrary contained herein, the Committee may, however, exercise negative discretion (within the meaning of Treasury Regulation 1.162-27(e)(2)(iii)(A)) with respect to any award hereunder to reduce any amount that would otherwise be payable hereunder.

No later than the Determination Date for each year, the Committee shall establish in writing the performance goals for such year, which shall be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, and which shall include or exclude discontinued operations, acquisition expenses and restructuring expenses, as the Committee may determine: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added (as determined by the Committee), sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, dividends and/or other distributions, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, debt, debt reduction, earnings per share, price per share of stock, market share, completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; impairment of tangible or intangible assets; litigation or claim judgments or settlements; non-operating items; acquisition expenses; and effects of assets sales or divestitures. Any such performance criterion or combination of such criteria may apply to the Participant’s award opportunity in its entirety or to any designed portion or portions of the award opportunity, as the Committee may specify.

5.	Maximum Award

The maximum amount of compensation that may be paid under the Plan to any Participant for any year is $5,000,000.

6.	Attainment of Performance Goals Required

Awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect to such year. Awards shall also be contingent upon the Participant remaining employed by the Company or a subsidiary of the Company during such year. In the event of termination of employment by reason of death, disability or retirement (each as determined by the Committee) during the Plan year, an award shall be payable under this Plan to the Participant or the Participant’s estate for such year, which shall be paid at the same time as the award the Participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. A Participant whose employment terminates prior to the end of a Plan year for any reason other than as described above shall not be entitled to any award under the Plan for that year.

7.	Shareholder Approval and Committee Certification Contingencies; Payment of Awards

Payment of any awards under the Plan shall be contingent upon the approval of the Plan by the affirmative vote of at least a majority of the Company’s shareholders casting votes (including abstentions) at the next annual meeting of the Company’s shareholders. Unless and until such shareholder approval is obtained, no award shall be paid pursuant to the Plan. Payment of any award under the Plan shall also be contingent upon the Committee’s certifying in writing that the performance goals and any other material terms applicable to such award were in fact satisfied, in accordance with applicable Treasury Regulations under Code Section 162(m). Unless and until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise, (a) earned awards shall be paid no later than 2 1/2 months after the end of the year with respect to which such award is earned, and (b) such payment shall be made in cash (subject to any payroll tax withholding the Company may determine applies).

To the extent necessary for purposes of Code Section 162(m), the Plan shall be resubmitted to shareholders for their re-approval with respect to awards payable for the taxable years of the Company commencing on and after 5th anniversary of initial shareholder approval.

8.	Amendment, Termination and Term of Plan

The Board of Directors may amend, modify or terminate the Plan at any time in whole or in part, but no such action shall adversely affect any rights or obligations with respect to awards theretofore made under the Plan. The Plan will remain in effect until terminated by the Board.

9.	Interpretation and Construction

Any provision of the Plan to the contrary notwithstanding, (a) awards under the Plan are intended to qualify as “qualified performance-based compensation” under Treasury Regulation 1.162-27(e) and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Plan, nor the selection of any Covered Employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any Participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the Participant provides otherwise. Both the Participant and the Company shall remain free to terminate the Participant’s employment at any time to the same extent as if the Plan has not been adopted. The existence of the Plan and/or any award under the Plan shall not limit, affect or restrict in any way the right or power of the Board or the shareholders to take or authorize any action, or to refrain from taking or authorizing any action, with respect to the stock, assets, obligations or business of the Company and/or any of its subsidiaries.

Notwithstanding any provisions of the Plan to the contrary, if any benefit provided under the Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code and the regulations and other guidance issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed) so that no Participant will be subject to any additional tax imposed under Section 409A of the Code.

10.	No Funding of Plan

The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan. All benefits under the Plan shall be paid from the general assets of the Company.

11.	Governing Law

The terms of the Plan shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles thereof.

VECTOR GROUP LTD.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2006 ANNUAL MEETING OF
STOCKHOLDERS OF VECTOR GROUP LTD.
          The undersigned stockholder of Vector Group Ltd. (the “Company”) hereby constitutes and appoints each of Marc N. Bell and J. Bryant Kirkland III attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 2006 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held at the Bank of America Tower, 100 S.E. Second Street, 19th Floor Auditorium, Miami, Florida 33131 on Monday, May 22, 2006 at 11:00 a.m. local time, and at any adjournments or postponements thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any adjournments or postponements thereof.
(Continued and to be signed on the reverse side.)
The Board of Directors recommends a vote “FOR” the election of directors and “FOR” Proposal 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

Item 1.	Election of Directors:

	FOR ALL NOMINEES	☐

	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐

	FOR ALL EXCEPT (See instructions below)	☐
          Nominees:           Bennett S. LeBow, Howard M. Lorber, Ronald J. Bernstein, Henry C. Beinstein, Robert J. Eide, Jeffrey S. Podell and Jean E. Sharpe
          INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:   ☑
Item 2. Proposal to approve Vector Group Ltd. Senior Executive Annual Bonus Plan:

Yes ☐	No ☐	Abstain ☐
          The shares represented by this proxy will be voted in the manner directed by the undersigned stockholder. If not otherwise directed, this proxy will be voted FOR the election of the nominees and FOR approval of the Senior Executive Annual Bonus Plan.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date	Signature of Stockholder	Date

NOTE:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.